Exhibit 5.1

                        [Opinion re: Legality of Shares]



April 23, 2007






Crane Co.
100 First Stamford Place
Stamford, Connecticut 06902

Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-8 to be filed contemporaneously herewith under the Securities Act of 1933 by Crane Co. (the "Registrant") relating to 150,000 shares of common stock, par value $1.00 per share ("Common Stock"), of the Registrant to be issued from time to time under the Crane Co. 2007 Non-Employee Director Compensation Plan (the "Plan").

         The undersigned has examined the originals, certified copies or copies otherwise identified to his satisfaction as being true copies of the Plan and such other documents as he has deemed necessary or appropriate for purposes of this opinion. Based on the foregoing, the undersigned is of the opinion that the 150,000 shares of Common Stock to be issued under the Plan, when issued under the terms of the Plan, will be legally and validly issued, fully paid and non-assessable.

         The undersigned is the Vice President, General Counsel and Secretary of the Registrant and, as of April 23, 2007, beneficially owned 85,626 shares of the Registrant's Common Stock and held options to purchase 400,112 shares of the Registrant's Common Stock. The undersigned hereby consents to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,


                                            Augustus I. duPont